[Letterhead]  LEWIS, RICE & FINGERSH, L.C.


                                  May 14, 1999




Board of Directors
CNB Bancshares, Inc.
20 N.W. Third Street
Evansville, Indiana  47739

     RE:    REGISTRATION STATEMENT ON FORM S-4 FOR ISSUANCE OF SHARES OF COMMON
            STOCK

Gentlemen:

     In connection with the registration with the Securities and Exchange Commission of shares of Common Stock, no par value per share (the
"Securities"), of CNB Bancshares, Inc. ("CNB"), you have requested that we furnish you with our opinion as to the legality of the issuance of the Securities.

     As counsel to CNB, we have participated in the preparation of the Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Registration Statement"), with respect to the Securities. We have examined and are familiar with CNB's Restated Articles of Incorporation and Bylaws, as amended, records of corporate proceedings, the Registration Statement, and such other documents and records as we have considered appropriate.

     Based upon the foregoing, we are of the opinion that the Securities have been duly and validly authorized and will, when issued as described in the Registration Statement, be legally issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,


                                           /s/ Lewis, Rice & Fingersh, L.C.

                                           LEWIS, RICE & FINGERSH, L.C.